Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Cendant Corporation’s Registration Statement Nos. 333-11035, 333-17323, 333-17411, 333-20391, 333-23063, 333-26927, 333-35707, 333-35709, 333-45155, 333-45227, 333-49405, 333-78447, 333-86469, 333-51586, 333-59246, 333-65578, 333-65456, 333-65858, 333-83334, 333-84626, 333-86674 and 333-87464 on Form S-3 and Registration Statement Nos. 33-74066, 33-91658, 333-00475, 333-03237, 33-58896, 33-91656, 333-03241, 33-26875, 33-75682, 33-93322, 33-93372, 33-80834, 333-09633, 333-09637, 333-30649, 333-42503, 333-34517-2, 333-42549, 333-45183, 333-47537, 333-69505, 333-75303, 333-78475, 333-51544, 333-38638, 333-64738, 333-71250, 333-58670, 333-89686, 333-98933, 333-102059, 333-22003, 333-114744 and 333-120557 on Form S-8 of our reports dated February 28, 2005, relating to the financial statements of Cendant Corporation (which expresses an unqualified opinion and includes an explanatory paragraph relating to the revision of earnings per share calculations for all prior periods presented to include the dilutive effect of certain contingently convertible debt securities and the adoption of the fair value method of accounting for stock-based compensation and the consolidation provisions for variable interest entities in 2003) and management’s annual report of the effectiveness of internal control over financial reporting appearing in this Annual Report on Form 10-K of Cendant Corporation for the year ended December 31, 2004.

/s/ Deloitte & Touche LLP
New York, New York
February 28, 2005